Exhibit 99.1

COMPUTER SOFTWARE INNOVATIONS, INC. ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

EASLEY, SC – (MARKET WIRE) – May 14, 2009 – Computer Software Innovations, Inc. (OTC BB: CSWI), CSI Technology Outfitters™ (“CSI”) today announced its financial results for the first quarter ended March 31, 2009 (amounts rounded to the nearest $100,000). Financial highlights include:

•	Revenues of $8.9 Million for the First Quarter of 2009;

•	Gross Profit of $1.8 Million for the First Quarter of 2009;

•	Increase of $0.3 Million in Software Revenues for the First Quarter of 2009.

Financial Results:

CSI posted revenues of approximately $8.9 million for the first quarter ended March 31, 2009, a decrease of approximately $3.2 million, or 26%, compared to $12.1 million in the first quarter of 2008. The revenue decrease was due to a $3.5 million or 38% decrease in technology sales primarily from decreased sales of interactive classroom and infrastructure solutions, being partially offset by a $0.3 million or 9% growth in software, primarily from increased support revenues.

Gross profit for the first quarter was approximately $1.8 million, a decrease of $1.2 million or 41% compared to the first quarter of 2008. The decrease was due to a decline in volume and margins in both the technology and software segments. The decline in new software sales volume in the software segment and solutions sales and related installation revenues in the technology segment coupled with a significant portion of personnel costs being fixed resulted in declining profit and margins.

CSI posted a net loss for the quarter ended March 31, 2009, of approximately $0.7 million or $0.10 loss per basic and diluted share, compared to net income of approximately $0.4 million or $0.09 earnings per basic share and $0.03 earnings per diluted share for the same period in 2008. The decrease resulted from the decrease in operating income, primarily from the decreased revenues and increased expenses for investment toward deeper penetration of CSI’s expanded geographic footprint and delay in realizing a benefit from the Version3 acquisition in August 2008.

CSI’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was approximately ($0.3) million, declining $1.6 million versus $1.3 million for the same period in 2008. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure Net Income (Loss) which follows).

Nancy Hedrick, CEO of CSI, stated, “While we are not pleased with our Q1 results, we believe we will return to profitability in Q2. Our team remains focused on delivering our technology and software solutions to the public sector and, while our clients’ budgets have been negatively impacted by the economic downturn, we are seeing an improvement in open orders and pending purchase orders. We believe we are making the appropriate investments to take advantage of a gradual improvement in the economy as well as the potential sales that may be generated through the Federal Stimulus package.”

Conference Call Reminder for Today

The Company will host a conference call today; Thursday, May 14, 2009, at 4:15 P.M. Eastern Daylight Time to discuss the Company’s financial and operational results for the quarter ended March 31, 2009.

Conference Call Details

Date: Thursday, May 14, 2009

Time: 4:15 p.m. (EDT)

Dial-in Number: 1-877-941-1436

International Dial-in Number: 1-480-629-9671

It is recommended that participants phone-in approximately 5 to 10 minutes prior to the start of the 4:15 p.m. call. A replay of the conference call will be available approximately 3 hours after the completion of the call for 7 days, until May 21, 2009. To listen to the replay, dial (800) 406-7325 if calling within the U.S. or (303) 590-3030 if calling internationally and enter the pass code 4075793.

The call is also being webcast and may be accessed at CSI’s website at www.csioutfitters.com. The webcast will be archived and accessible until June 13, 2009, on the Company website.

About Computer Software Innovations, Inc.

CSI provides software and technology solutions to public sector markets. The 21st Century School solution has established the company as a major technology provider to the southeast education market. The 21st Century School is a seamless integration of instruction, collaboration, and network solutions that has been a significant factor in doubling company revenue in the past three years to over $58 million and increasing education revenue to approximately 90% of total revenue. The CSI solution portfolio encompasses proprietary accounting software specialized for the public sector, lesson planning and identity lifecycle management software, SharePoint development, network infrastructure and end device solutions, IP telephony and IP convergence applications, network management solutions and services, and interactive classroom technologies. More information about CSI (OTCBB: CSWI.OB) is available at www.csioutfitters.com.

Contacts:

Company Contact: David Dechant	Investor Contact: Daniel Conway
Computer Software Innovations, Inc.	DC Consulting, LLC
864-855-3900	407-792-3332
ddechant@csioutfitters.com	daniel@dcconsultingllc.com

Forward-Looking and Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-K, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands, except per share data)	Three Months Ended
	March 31, 2009	March 31, 2008
REVENUES
Software applications segment	$3,321	$3,058
Technology solutions segment	5,556	9,005

Net sales and service revenue	8,877	12,063

COST OF SALES
Software applications segment
Cost of sales, excluding depreciation, amortization and capitalization	2,124	1,666
Depreciation	29	24
Amortization of capitalized software costs	358	284
Capitalization of software costs	(248)	(296)

Total Software applications segment cost of sales	2,263	1,678

Technology solutions segment
Cost of sales, excluding depreciation	4,805	7,332
Depreciation	27	29

Total Technology solutions segment cost of sales	4,832	7,361

Total cost of sales	7,095	9,039

Gross profit	1,782	3,024

OPERATING EXPENSES
Research and development	91	—
Selling costs	1,233	860
Marketing costs	155	39
Stock based compensation	2	5
Acquisition costs	1	24
Professional, legal compliance and litigation costs	95	96
Depreciation and amortization	164	106
Other general and administrative expenses	927	1,069

Total operating expenses	2,668	2,199

Operating (loss) income	(886)	825

OTHER INCOME (EXPENSE)
Interest expense	(113)	(132)
Loss on disposal of property and equipment	(4)	—

Net other income (expense)	(117)	(132)

(Loss) income before income tax (benefit) expense	(1,003)	693
INCOME TAX (BENEFIT) EXPENSE	(353)	265

NET (LOSS) INCOME	$(650)	$428

BASIC (LOSS) EARNINGS PER SHARE	$(0.10)	$0.09

DILUTED (LOSS) EARNINGS PER SHARE	$(0.10)	$0.03

WEIGHTED AVERAGE SHARES OUTSTANDING:
– Basic	6,381	4,699

– Diluted	6,381	12,451

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	March 31, 2009 (Unaudited)	December 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	$—
Accounts receivable, net	7,430	13,862
Inventories	2,551	1,552
Prepaid expenses	170	98
Taxes receivable	638	223

Total current assets	10,789	15,735
PROPERTY AND EQUIPMENT, net	924	898
COMPUTER SOFTWARE COSTS, net	2,908	3,001
GOODWILL	2,431	2,431
OTHER INTANGIBLE ASSETS, net	2,882	2,970

Total assets	$19,934	$25,035

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$4,551	$3,644
Deferred revenue	5,529	6,696
Deferred tax liability	411	421
Current portion of notes payable	461	447
Subordinated notes payable to shareholders	1,950	1,950

Total current liabilities	12,902	13,158

LONG-TERM DEFERRED TAX LIABILITY, net	295	329
NOTES PAYABLE, less current portion	389	515
BANK LINE OF CREDIT	1,587	5,634

Total liabilities	15,173	19,636

SHAREHOLDERS’ EQUITY
Preferred stock - $0.001 par value; 15,000 shares authorized; 6,740 shares issued and outstanding	7	7
Common stock - $0.001 par value; 40,000 shares authorized; 6,381 shares issued and outstanding	6	6
Additional paid-in capital	8,884	8,884
Accumulated deficit	(4,093)	(3,443)
Unearned stock compensation	(43)	(55)

Total shareholders’ equity	4,761	5,399

Total liabilities and shareholders’ equity	$19,934	$25,035

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
(Amounts in thousands)	March 31, 2009	March 31, 2008
OPERATING ACTIVITIES
Net (loss) income	$(650)	$428
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	578	443
Stock compensation expense, net	12	22
Deferred income tax expense	(44)	5
Loss on disposal of fixed assets	4	—
Changes in deferred and accrued amounts
Accounts receivable	6,432	960
Inventories	(999)	(755)
Prepaid expenses and other assets	(72)	(32)
Accounts payable	907	939
Deferred revenue	(1,167)	(1,039)
Income taxes receivable/payable	(415)	257

Net cash provided by operating activities	4,586	1,228

INVESTING ACTIVITIES
Purchases of property and equipment	(162)	(188)
Capitalization of computer software	(265)	(336)
Payment for acquisitions	—	(1,321)

Net cash used for investing activities	(427)	(1,845)

FINANCING ACTIVITIES
Net (repayments) borrowings under line of credit	(4,047)	685
Repayments of notes payable	(112)	(68)

Net cash (used for) provided by financing activities	(4,159)	617

Net change in cash and cash equivalents	—	—
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$211	$127
Income Taxes	$107	$3

Non-GAAP Financial Measure: Explanation and Reconciliation of EBITDA

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows. We use EBITDA for evaluating the relative underlying performance of the Company’s core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit and depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors. However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).

When evaluating EBITDA, investors should consider, among other things, increasing and decreasing trends in the measure and how it compares to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, this measure should not be construed as an alternative to net income (as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with GAAP.

While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA in the same manner. Accordingly, the EBITDA presented below may not be comparable to similarly titled measures of other companies.

A reconciliation of net income reported under GAAP to EBITDA is provided below:

	Three Months Ended
	March 31, 2009	March 31, 2008
Reconciliation of net (loss) income per GAAP to EBITDA and Adjusted (Financing) EBITDA:
Net (loss) income per GAAP	$(650)	$428
Adjustments:
Income tax (benefit) expense	(353)	265
Interest expense, net	113	132
Depreciation and amortization of property and equipment and intangible assets (excluding Software development)	220	159
Amortization of software development costs	358	284

EBITDA	$(312)	$1,268

Adjustments to EBITDA to exclude those items excluded in loan covenant calculations:
Stock based compensation (non-cash portion)	2	5

Adjusted (Financing) EBITDA	$(310)	$1,273